                                                                       EXHIBIT 6
                              AMENDING AGREEMENT
                              ------------------

     AGREEMENT, dated as of May 14, 1998 among Cineplex Odeon Corporation ("Cineplex"), Sony Pictures Entertainment Inc. ("SPE"), LTM Holdings, Inc.
  --------                                       ---
("LTM"), Universal Studios, Inc. ("Universal"), and the Charles Rosner Bronfman
  ---                              ---------
Family Trust (the "Trust") (on behalf of itself and the other members of the Claridge Group being Charles R. Bronfman, E. Leo Kolber, Arnold M. Ludwick, Phyllis Lambert Foundation and 3096475 Canada Inc.).

     WHEREAS, SPE, LTM and Cineplex have entered into an Amended and Restated Master Agreement dated as of September 30, 1997 (the "Master Agreement");
                                                      ----------------

     WHEREAS, LTM and Universal have entered into an Amended and Restated Subscription Agreement dated as of September 30, 1997 (the "Subscription
                                                            ------------
Agreement"); and
---------

     WHEREAS, the parties desire to amend the Master Agreement and the Subscription Agreement as set forth below and confirm their understanding of certain matters under the related Stockholders Agreement.

     NOW, THEREFORE, in consideration of these premises and the mutual agreements contained herein, the parties agree as follows:

     SECTION 1 AMENDMENTS TO THE MASTER AGREEMENT
     --------- ----------------------------------

     1.1 The last sentence of Section 7.3 (a) of the Master Agreement is hereby amended by and restated in its entirety as set forth below:

          "In addition, LTM shall have received a certificate of the Chief Financial Officer of Cineplex Odeon certifying that, as of the Closing Date, except for (a) amounts owed to Universal and its Affiliates for film booking and home video arrangements or under the management agreement in respect of the Universal City Cinema, (b) obligations and liabilities included in clauses (ii) (x) and (y) of the definition of Net Working Capital and Debt reflected in each case in Cineplex Odeon's Closing Statement or arising under the Documents or as disclosed in the Cineplex Odeon Reports or in Section 2.19 of the Cineplex Disclosure Schedule, (c) the exclusions set forth in the final sentence of paragraph 9 of the Letter Agreement and (d) obligations and liabilities of Cineplex Odeon Films, a division of Cineplex Odeon, pursuant to an agreement made by it with October Films, Inc. pursuant to which Cineplex Odeon Films acts as a distributor of October

          Films, Inc. films in Canada, Cineplex Odeon has no outstanding obligations or liabilities, contingent or otherwise, owed to Universal or the Claridge Group, or their respective Affiliates."


     SECTION 2 AMENDMENTS TO THE CINEPLEX ODEON DISCLOSURE STATEMENT
     --------- -----------------------------------------------------

     2.1 Section 2.19 of the Cineplex Odeon Disclosure Statement is hereby amended by deeming the contents of Schedule "A" attached hereto to be incorporated into and to form part of the said Section 2.19.

     SECTION 3 AMENDMENTS TO THE SUBSCRIPTION AGREEMENT
     --------- ----------------------------------------

     3.1 Section 7.15 of the Subscription Agreement is hereby amended and restated in its entirety as set forth below:

          "Section 7.15. Release. Subject to the consummation of the
                         -------
          Purchase, and excluding (a) amounts owed to Universal and its Affiliates for film booking and home video arrangements or under the management agreement in respect of the Universal City Cinema, (b) obligations and liabilities included in clauses (ii)(x) and (y) of the definition of Net Working Capital and Debt reflected in each case in Cineplex Odeon's Closing Statement or arising under the Documents and
          (c) obligations and liabilities of Cineplex Odeon Films, a division of Cineplex Odeon, pursuant to an agreement made by it with October Films, Inc. pursuant to which Cineplex Odeon Films acts as a distributor of October Films, Inc. films in Canada, Universal, on behalf of itself and its Affiliates, hereby acknowledges, releases and discharges, and indemnifies and saves harmless, Cineplex Odeon and the Cineplex Odeon Subsidiaries and their successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, claims and demands owed by Cineplex Odeon and the Cineplex Odeon Subsidiaries to Universal and its Affiliates by reason of any matter, cause, contract (whether written or oral), course of dealing or thing whatsoever arising during, or in respect of, the period on or before the Closing Date."

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     SECTION 4 AMENDMENTS TO THE FORM OF TAX SHARING AND INDEMNITY AGREEMENT
     --------- -------------------------------------------------------------

     4.1 The form of Tax Sharing and Indemnity Agreement attached as Exhibit E to the Master Agreement is hereby amended and restated in its entirety in substantially the same form as set forth in Schedule "B" attached hereto.

     SECTION 5 LTM CONSENT TO SALE OF CINEPLEX'S FILM DISTRIBUTION BUSINESS
     --------- ------------------------------------------------------------

     5.1 Pursuant to section 5.1(b) of the Master Agreement, LTM hereby consents to the disposition by Cineplex of all of Cineplex's film distribution business at or prior to the Closing of the Transactions on terms previously disclosed to LTM.

     SECTION 6 APPOINTMENT OF INDEPENDENT DIRECTORS
     --------- ------------------------------------

     6.1 (a) The parties acknowledge and confirm that, notwithstanding the provisions of Section 6.18 of the Master Agreement and Section 2.1 of the Stockholders Agreement, two Independent Directors as opposed to four Independent Directors will be appointed effective as of the Closing. LTM shall use its best efforts to cause an additional two Independent Directors to be appointed as soon as possible following the Closing, such two additional Independent Directors to be designated by mutual agreement of LTM, Universal, SPE and the two Independent Directors appointed on Closing. Until such two additional Independent Directors shall have been duly elected to the Board, LTM shall not take any action requiring Board authorization unless such action is approved by (i) such vote as may be required by the Stockholders Agreement and LTM's Amended and Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law and (ii) a "Weighted Majority of the Board." For purposes of this agreement, "Weighted Majority of the Board" means a majority of the votes cast by directors at any meeting at which a quorum is present, in which the vote of each Independent Director is multiplied by the quotient of (i) 4 divided by (ii) the number of Independent Directors then in office.

          (b) This will confirm (i) the covenant and agreement of each of Universal and SPE that each of Universal and SPE will use its best efforts to cause the Company to fulfill the Company's obligations under the third sentence of paragraph (a) of this Section 6.1 and (ii) the covenant and agreement of the Company, Universal and SPE that if either Universal or SPE shall fail to use its best efforts to cause the Company to fulfill in any material respect any of the Company's obligations under paragraph (a) of this Section 6.1:

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               (A) Such failure shall have the consequences specified in Section
                   8.3 of the Stockholders Agreement and

               (B) Each of Universal and SPE shall have the rights and remedies specified in Section 8.11 of the Stockholders Agreement,

     in each case to the same extent as if the covenants of each of Universal and SPE set forth in clause (i) above were a covenant of Universal and SPE under the Stockholders Agreement and such covenant were among the obligations enumerated in the second sentence of Section 8.3 and in Section 8.11(c) thereof.

     SECTION 7  TRANSACTION EXPENSES
     ---------  --------------------

     7.1 The parties hereto acknowledge that LTM has not approved of any plan pursuant to which severance costs or "stay" bonuses will be incurred by LTM or Cineplex Odeon as a result of the Transactions in excess of those previously proposed by LTM and without the written approval of SPE, Universal, Claridge Inc. and a majority of the Independent Directors, any such excess shall not be included as "Transaction Expenses" as defined in Section 2.7 of the Master Agreement for purposes of determining the Final Closing Statement.

     SECTION 8  CLOSING ADJUSTMENT
     ---------  ------------------

     8.1 The parties hereto acknowledge that, notwithstanding anything contained in the Master Agreement to the contrary, the Closing shall in no way be construed as a waiver of any party's right to object that the Preliminary Closing Statements were not prepared in accordance with the terms of Sections 2.7, 3.7 and 6.9 of the Master Agreement and the parties agree that any such objections may be raised subsequent to the Closing in connection with the determination of the Final Closing Statement.

     SECTION 9  APPOINTMENT OF ARBITRATOR
     ---------  -------------------------

     9.1 The parties acknowledge and confirm that, notwithstanding the provisions of Section 3.3(d) of the Stockholders Agreement, an Arbitrator has not been selected as required thereby. Following the Closing, the parties hereto agree that they will use their reasonable best efforts to appoint promptly an Arbitrator meeting the requirements of Section 3.3(d) of the Stockholder Agreement.

     SECTION 10 NO OTHER AGREEMENTS
     ---------- -------------------

     10.1 Except as expressly set forth herein, this Agreement will not amend or modify any provision of the Master Agreement, the Subscription Agreement or the Stockholders Agreement.

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     SECTION 11 COUNTERPARTS
     ---------- ------------

     11.1 This agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

     SECTION 12 INTERPRETATION
     ---------- --------------

     12.1 Capitalized terms used but not defined herein shall have the meanings set forth in the Master Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                   LTM HOLDINGS, INC.

                                   By:    /s/ John Walker
                                          ---------------------------------
                                   Name:  John Walker
                                   Title: Senior Vice President and Chief
                                          Financial Officer

                                   SONY PICTURES ENTERTAINMENT INC.

                                   By:    /s/ Ronald N. Jacobi
                                          ---------------------------------
                                   Name:  Ronald N. Jacobi
                                   Title: Executive Vice President and General
                                          Counsel


                                   UNIVERSAL STUDIOS, INC.

                                   By:    /s/ Brian Mulligan
                                          ---------------------------------
                                   Name:  Brian Mulligan
                                   Title: Vice President, Corporate Development


                                   CINEPLEX ODEON CORPORATION

                                   By:    /s/ Michael Herman
                                          ---------------------------------
                                   Name:  Michael Herman
                                   Title: Executive Vice President, Corporate
                                          Affairs and Secretary


                                   CHARLES ROSNER BRONFMAN FAMILY TRUST


                                   By:    /s/ Robert Rabinovitch
                                          ---------------------------------
                                   Name:  Robert Rabinovitch
                                   Title:


                                   By:    /s/ Michael Vineberg
                                          ---------------------------------
                                   Name:  Michael Vineberg
                                   Title:

                                 Schedule "A"

5. Limited Partnership Agreement made as of July 31, 1985 between 619918 Ontario Inc. and 130876 Canada Inc. (the "Partnership").

6. Lease made as of June 1, 1985 between Cineplex Odeon Corporation and the Yonge-Eglinton Cinema Partnership.

7. Guarantee of Cineplex Odeon Corporation dated December 11, 1985 (with respect to the obligations of the general partner of the Partnership and the Partnership).

8. Agency Agreement made as of July 31, 1985 between the Yonge-Eglinton Cinema Partnership and Cineplex Odeon Corporation.

9. Net Lease made as of June 1, 1985 between Yonge-Eglinton Building Limited, Transtortium Realty Limited and Transplex Building Corporation Limited, and Cineplex Odeon Corporation.